Exhibit 2

Lingo Media Corporation

Consolidated Financial Statements

(Expressed in Canadian dollars)

December 31, 2009 and 2008

Management’s Responsibility

To the Shareholders of

Lingo Media Corporation

Management is responsible for the preparation and presentation of the accompanying consolidated financial statements, including responsibility for significant accounting judgments and estimates in accordance with Canadian generally accepted accounting principles and ensuring that all information in the Management Discussion & Analysis is consistent with the statements.  This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

The Board of Directors and the Audit Committee include some Directors who are neither management nor employees of the Company. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report.  The Audit Committee has the responsibility of meeting with management and external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues.  The Committee is also responsible for recommending the appointment of the Company’s external auditors.

Collins Barrow Toronto LLP, an independent firm of Chartered Accountants, is appointed by the Audit Committee of the Board to audit the consolidated financial statements and report directly to them; their report follows.  The external auditors have full and free access to, and meet periodically and separately with, both the Audit Committee and management to discuss their audit findings.

April 30, 2010

/s/ "Michael Kraft"	/s/ "Khurram Qureshi"
Chief Executive Officer (Signed)	Chief Financial Officer (Signed)

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Shareholders of

Lingo Media Corporation

We have audited the consolidated balance sheets of Lingo Media Corporation as at December 31, 2009  and 2008 and the consolidated statements of operations and comprehensive loss, deficit and cash flows for the years then ended.  These financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended, in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at and for the year ended December 31, 2007, except for the  restatement referred to in Note 20, were audited by other auditors who expressed an opinion without reservation on those consolidated financial statements in their report dated April 20, 2008.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America.  Information relating to the nature and effect of such differences is presented in Note 20 to the consolidated financial statements.

Licensed Public Accountants

Chartered Accountants
April 26, 2010
Toronto, Ontario

Comments By Auditors For Readers on Canada - United States Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 2 to consolidated financial statements.  Our report to the shareholders dated April 26, 2010 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Licensed Public Accountants

Chartered Accountants
April 26, 2010
Toronto, Ontario

Lingo Media Corporation
Consolidated Balance Sheets
(Expressed in Canadian dollars)

As at December 31,	2009	2008
Assets

Current
Cash and cash equivalents	$201,451	$2,279,937
Accounts and grants receivable (Note 4)	569,571	642,543
Prepaid and sundry assets	76,954	160,161
Current assets from discontinued operations (Note 9)	-	34,608
	847,976	3,117,249
Property and equipment, net (Note 6)	73,351	64,839
Publishing development costs, net (Note 7)	24,018	111,517
Software and web development costs, net (Note 8)	4,757,807	5,233,187
	$5,703,152	$8,526,792
Liabilities
Current
Accounts payable	$313,915	$265,346
Accrued liabilities	393,665	321,466
Deferred revenue	15,533	-
Current liabilities from discontinued operations (Note 9)	-	734,601
	723,113	1,321,413
Future income taxes (Note 11)	564,997	564,997
	1,288,110	1,886,410
Shareholders' Equity
Capital stock (Note 10)	14,220,192	14,205,515
Warrants (Note 10)	281,355	372,383
Contributed surplus (Note 10)	1,290,631	847,768
Deficit	(11,377,136)	(8,785,284)
	4,415,042	6,640,382
	$5,703,152	$8,526,792
Going Concern (Note 2)
Commitments and Contingency (Note 19)

Approved by the Board	/s/ "Michael Kraft"	/s/ "Sanjay Joshi"
	Director (Signed)	Director (Signed)

See accompanying notes

Lingo Media Corporation
Consolidated Statements of Deficit
(Expressed in Canadian dollars)

Years Ended December 31,	2009	2008	2007
			Restated
Deficit, beginning of year	$(8,785,284)	$(4,902,441)	$(3,977,401)
Net loss and comprehensive loss	(2,591,852)	(3,882,843)	(925,040)
Deficit, end of year	$(11,377,136)	$(8,785,284)	$(4,902,441)

See accompanying notes

Lingo Media Corporation
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in Canadian dollars)

Years Ended December 31,	2009	2008	2007
			Restated
Revenue	$1,466,696	$969,128	$879,626
Direct costs	144,994	126,329	113,318
Gross margin	1,321,702	842,799	766,308
Expenses
Amortization - publishing development costs	89,375	128,478	99,805
Amortization - property and equipment	14,446	21,243	13,465
Amortization - software and web development	1,395,736	-	-
Investment and advances write-off (Note 5)	-	339,939	-
Development cost write-down	-	27,915	28,184
Selling, general and administrative	2,231,971	2,127,726	946,307
Interest and other financial expenses	10,564	95,544	27,077
Inventory write-off	-	15,618	-
Stock-based compensation	359,004	252,792	156,395
	4,101,096	3,009,255	1,271,233
Loss before the undernoted items and income taxes	(2,779,394)	(2,166,456)	(504,925)
Income taxes and other taxes (Note 11)	179,751	145,018	127,267
Loss from continuing operation	(2,959,145)	(2,311,474)	(632,192)
Income (loss) from discontinued operations (Note 9)	367,293	(1,571,369)	(292,848)
Net loss and comprehensive loss	$(2,591,852)	$(3,882,843)	$(925,040)

Earning (loss) per share
Loss per share from continued operations - basic and diluted	$(0.24)	$(0.22)	$(0.11)
Earning (loss) per share from discontinued operations - basic and diluted	$0.03	$(0.15)	$(0.05)

Weighted average number of common shares outstanding
Basic and diluted	12,460,930	10,426,861	5,655,792

See accompanying notes

Lingo Media Corporation
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

Years Ended December 31,	2009	2008	2007
			Restated
			(Note 9)
Cash provided by (used in)
Operations
Loss from continuing operations	$(2,959,145)	$(2,311,474)	$(632,192)
Items not affecting cash
Amortization of property and equipment	14,446	21,243	13,465
Amortization of publishing development costs	1,485,111	128,478	99,805
Stock-based compensation	359,004	252,792	156,395
Inventory write-off	-	15,618	-
Investment and advances write-off	-	182,520	-
Deferred costs write-off	-	157,419	-
Development cost write down	-	27,915	28,184
Net changes in non-cash working capital
Accounts and grants receivable	72,972	315,633	(431,872)
Inventory	-	327	418
Prepaid and sundry assets	83,207	(70,530)	29,606
Accounts payable	48,569	(158,933)	(315,271)
Accrued liabilities and other	87,732	198,793	(25,904)
Cash used in continuing operating activities	(808,104)	(1,240,199)	(1,077,366)

Cash provided by (used in) discontinued operations	(332,700)	10,657	(77,294)

Investing
Cash acquired on acquisition of Speak2Me	-	-	1,508,521
Expenditures on software & web development costs	(922,232)	(895,262)	(389,129)
Purchase of property and equipment	(22,958)	(12,938)	(23,079)
	(945,190)	(908,200)	1,096,313
Financing
Increase (decrease) in bank loans	-	-	(135,000)
Advances (repayment) of loans payable	-	(431,705)	84,164
Issuance of capital stock	7,508	5,198,659	775,000
Decrease in advances from shareholders	-	-	(319,836)
Share issue costs	-	(726,402)	(63,750)
	7,508	4,040,552	340,578
Net change in cash and cash equivalents	(2,078,486)	1,902,810	282,231
Cash and cash equivalents, beginning of year	2,279,937	377,127	94,896
Cash and cash equivalents, end of year	$201,451	$2,279,937	$377,127
Supplemental cash flow information (Note 21)

See accompanying notes

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

1.	NATURE OF OPERATIONS

Lingo Media Corporation (“Lingo Media” or the “Company”) is a diversified online and print education product and services company. Speak2Me Inc. (“Speak2Me”), a subsidiary acquired during 2007, is a media company focused on interactive advertising in China through its Internet-based English language learning service. Parlo Corporation (“Parlo”), a subsidiary, is focused on fee-based online English language learning platform.  Lingo Learning Inc. (formerly Lingo Media Ltd.), a subsidiary, is a print-based publisher of English language training and assessment service in China.  Lingo Media through its subsidiary A+ Child Development (Canada) Ltd. (“A+”), until filing for a proposal to creditors (note 9) specialized in distributing early childhood cognitive development programs.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Going Concern

These consolidated financial statements include the accounts of the Company and its subsidiaries; Lingo Learning Inc. (100%), Lingo Media International Inc. (100%) and Lingo Group Limited (83%), A+ Child Development (Canada) Ltd. (70.33%), Speak2Me Inc. (100%) and Parlo Corporation (100%).  All inter-company transactions and balances have been eliminated.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) on a going concern basis, which presumes that the Company will be able to realize its assets and discharge its liabilities under normal course of business in the foreseeable future.  These financial statements do not include any adjustments to the carrying values and classification of assets and liabilities and reported revenues and expenses that may be necessary should the Company’s financial condition continues to deteriorate and is unable to mitigate it.

The Company has incurred significant losses over the years and has an accumulated deficit as at December 31, 2009.  This raises significant doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent upon raising additional financing through share issuance, borrowing, sales agreements and distribution agreements.  There are no assurances that the Company will be successful in achieving these goals.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

2.	SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

Revenue Recognition

Revenue from online advertising and sponsorships in China is recognized at the time of delivery and when collectability is reasonably assured.

Royalty revenue from licensing sales in China is recognized based on confirmation of finished products produced by its licensees and when collectability is reasonably assured.  Royalty revenue from audiovisual products is recognized based on the confirmation of sales by its licensees, and when collectability is reasonably assured.  Royalty revenues are not subject to right of return or product warranties. Revenue from the sale of published and supplemental products is recognized upon delivery and when the risk of ownership is transferred and collectability is reasonably assured.

Revenue from fee-based English language learning is recognized on a straight line basis over the term of the agreement and when collectability is reasonably assured.

Revenue from the sale of educational products in Canada is recognized at the time of delivery and when the risk of ownership is transferred and collectability is reasonably assured.

Comprehensive Income

Comprehensive income measures net earnings for the period plus other comprehensive income. Other comprehensive income consists of changes to unrealized gains and losses on available for sale financial assets, changes to unrealized gains and losses on the effective portion of cash flow hedges and changes to foreign currency translation adjustments of self sustaining foreign operations during the period. Amounts reported as other comprehensive income are accumulated in a separate component of shareholders’ equity as Accumulated Other Comprehensive Income. To date there has not been any other comprehensive income.

Property and Equipment

Property and equipment are initially recorded at cost. Amortization is provided using methods outlined below at rates intended to amortize the cost of assets over their estimated useful lives.

	Method	Rate
Computer and office equipment	declining balance	20%

The Company’s policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable.

Investment and Advances

Loans made with a view to establishing a joint venture are recorded as investment and advances.  The carrying value of these deferred costs and advances are assessed on a periodic basis to determine if a write-down is required. Any required write-down is charged to operations in the year such write-down is determined to be necessary.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

2.	SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

Publishing Development Costs

The Company capitalizes costs related to English Language Learning products and programs in accordance with Section 3064, ("Goodwill and Intangible Assets")  of the Canadian Institute of Chartered Accountants ("CICA") Handbook.  The carrying value is assessed on a periodic basis to determine if a write-down is required. Any required write-down is charged to operations in the year such write-down is determined to be necessary.  Amortization of the capitalized costs begins when the programs are starting to be sold and they are amortized on a straight line basis over five years.

Software and Web Development Costs

The company capitalizes all costs related to the development of its free-to-consumer and fee-based English language learning service in accordance with Section 3064, (“Goodwill and Intangible Assets”) of the CICA Handbook. The Company reviews the carrying values of its software & web development costs and evaluates the carrying value of these assets based on the undiscounted value of expected future cash flows when indicators of impairment exist.  If the carrying value exceeds the amount recoverable, a write-down of the asset to its estimated fair value would be charged to operations in the year such a write-down is determined to be necessary.  Amortization of the capitalized costs begins when the products are starting to be sold and are amortized on a straight line basis over three years.

Government Grants

The Company receives government grants based on certain eligibility criteria for book publishing industry development in Canada.  These government grants are recorded as a reduction of general and administrative expenses to offset direct costs funded by the grant.  The Company records a liability for the repayment of the grants and a charge to operations in the period in which conditions arise that will cause the government grants to be repayable.

Future Income Taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for income tax purposes.  Future income tax assets and liabilities are measured using substantively tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recorded in the financial statements if realization is considered more likely than not.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

2.	SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the consolidated balance sheet dates.  Non-monetary assets and liabilities denominated in foreign currencies are translated at historical exchange rates.  Transactions in foreign currencies are translated into Canadian dollars at the approximate rates prevailing at the dates of the transactions, except for amortization which is translated at the exchange rate used in the translation of the assets.  Foreign exchange gains and losses are included in earnings for the year.

The Company's integrated foreign operations are translated into Canadian dollars at exchange rates prevailing at the consolidated balance sheet dates for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items.  Revenue and expenses are translated at exchange rates prevailing during the year, except for amortization which is translated at the exchange rate used in the translation of the assets.  Exchange gains and losses are included in earnings for the year.

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at December 31, 2009 and December 31, 2008 and the reported amounts of revenue and expenses during the years ended December 31, 2009, 2008 and 2007.  Actual results may differ from those estimates.

The Company has products in various phases of development at any time during the year.  Each product’s economic viability is determined by management, after appropriate testing has been completed.  When a product is deemed viable, its accumulated development costs are recorded and amortized over the estimated period of economic viability.  The accumulated development costs of any product not considered to be economically viable are considered unrecoverable and included in the current year's earnings.

Accounts receivable are stated after evaluation of its collectability and an appropriate allowance for doubtful accounts is provided where considered necessary.  Provisions are made for slow moving and obsolete inventory. Amortization is based on the estimated useful lives of Property and Equipment.

The amounts disclosed relating to fair values of stock options issued are based on management’s estimates of expected stock price volatility, expected lives of the options, risk-free interest rates and certain other assumptions using the Black-Scholes option pricing model.  By their nature, these estimates are subject to measurement uncertainty.

The calculation of future income tax is based on assumptions, which are subject to uncertainty as to timing and which tax rates are expected to apply when temporary differences reverse.  Future income tax recorded is also subject to uncertainty regarding the magnitude of non-capital losses available for carry forward and of the balances in various tax pools as the corporate tax returns have not been prepared as of the date of financial statement preparation.  By their nature, these estimates are subject to measurement uncertainty and the effect on the consolidated financial statements from changes in such estimates in future years could be significant.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

2.	SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

Earnings (Loss) Per Share

Earnings (loss) per share are computed using the weighted average number of common shares that are outstanding during the year. Diluted earnings per share is computed using the weighted average number of common and potential common shares outstanding during the year.  Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Stock-Based Compensation Plan

The Company applies the fair value based method of accounting to all stock-based compensation. The fair value of the options issued in the year is determined using the Black-Scholes option pricing model.  The estimated fair value of the options is expensed to income over the vesting period.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in the bank and highly liquid investments with maturities of three months or less at the time of purchase.

Financial Instruments

All financial instruments are recorded initially at fair value. In subsequent periods, all financial instruments are measured based on the classification adopted for the financial instrument: held to maturity, loans and receivables, held for trading, available for sale or other liability.

Financial Assets

Held for trading assets are subsequently measured at fair value with the change in the fair value recognized in net income during the period.

Held to maturity assets are subsequently measured at amortized cost using the effective interest rate method.

Loans and receivables are subsequently measured at amortized cost using the effective interest rate method.

Available for sale assets are subsequently measured at fair value with the changes in fair value recorded in other comprehensive income, except for equity instruments without a quoted market price which are measured at cost.

Financial Liabilities

Held for trading liabilities are subsequently measured at fair value with the change in the fair value recognized in net income during the period.

Other liabilities are subsequently measured at amortized cost using the effective interest rate method.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

2.	SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

The Company has classified its financial instruments as follows:

Financial Instrument	Classification
Cash and cash equivalents	Held for trading
Accounts and grants receivable	Loans and receivables
Accounts payable	Other liabilities
Accrued liabilities	Other liabilities

Impairment of Long-Lived Assets

Management reviews the carrying amounts of long-lived assets if events or circumstances indicate that the carrying amount may not be recoverable.  Recoverability is measured by comparing the carrying amounts of a group of assets to the future undiscounted net cash flows expected to be generated by that group of assets.  If the carrying amount is not recoverable, the Company would recognize an impairment loss equal to the amount by which the carrying value of a group of assets exceeds their fair value.

3.	CHANGE IN ACCOUNTING POLICIES

(a)
Effective January 1, 2009, the Company adopted CICA Handbook Section 3064, Goodwill and Intangible Assets, replaces Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets. This section also addresses when an internally developed intangible asset meets the criteria for recognition as an asset. The adoption of this standard had no impact on the Company's financial statements.

(b)
In January 2009, the Emerging Issues Committee of the CICA issued EIC 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities, which applies to interim and annual financial statements for periods ending on or after date of its issuance. The adoption of this standard had no impact on the Company’s presentation of its financial position or results of operations as at December 31, 2009.

(c)
In June 2009, the CICA issued an amendment to Handbook Section 3862 to provide improvements to fair value and liquidity risk disclosures. The amendment applies to the Company's fiscal year ending December 31, 2009. This adoption resulted in additional disclosure as provided in note 16 to these consolidated financial statements.

Future Accounting Changes

(a)
In February 2008, the Canadian Accounting Standards Board confirmed that publicly accountable entities will be required to adopt International Financial Reporting Standards (“IFRS”). The Company must prepare its interim and annual financial statements in accordance with IFRS for periods beginning on January 1, 2011.  The Company has developed a plan to convert its consolidated financial statements to IFRS.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

3.	CHANGE IN ACCOUNTING POLICIES (Cont'd)

(b)
In January 2009, the CICA has recently issued CICA Handbook Section 1582, Business Combinations, Section 1601, Consolidated Financial Statements, and Section 1602, Non Controlling Interests.  These new sections replace the currently existing standards in CICA Handbook Section 1581, Business Combinations, and Section 1600, Consolidated Financial Statements.  These new standards are effective for fiscal periods beginning on or after January 1, 2011, however, early adoption is permitted.  Once adopted, these standards will be harmonized with international financial reporting standards.

Section 1582 amends the standards for measurement, presentation and disclosure of a business combination.  A number of changes are specified, including an expanded definition of a business, a requirement to measure all business acquisitions at fair value, a requirement to measure non controlling interests at fair value, and a requirement to recognize acquisition related costs as expenses.

These standards will require a change in the measurement and presentation of non controlling interest.  As a result of these changes, net earnings will include 100% of the subsidiary’s results and non controlling interest will be presented as part of shareholders’ equity on the balance sheet.

The Company is currently assessing the impact of these new accounting standards on its financial statements.

4.	ACCOUNTS AND GRANTS RECEIVABLE

Accounts and grants receivable consist of:

	2009	2008
Trade receivables	$569,571	$615,501
Grants receivable (Note 12)	-	27,042
	$569,571	$642,543

5.	INVESTMENT AND ADVANCES

In June 2005, the Company signed a definitive Joint Venture Agreement (“JV Agreement”) with Sanlong Cultural Communication Co. Ltd. (“Sanlong”). The joint venture company was known as Hebei Jintu Education Book Co. Ltd. (“Jintu”). The Company has incurred and advanced a total of $339,939 to the joint venture. The Company intended to utilize the sales channel of Jintu to localize and distribute product of A+. Since A+ has filed a Notice of Intent to make Proposal under the Bankruptcy and Insolvency Act ("Proposal") in 2008 (Note 9), the Company has written-off its investment in the joint venture.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

6.	PROPERTY AND EQUIPMENT

Property and equipment consists of computer and office equipment:

	2009	2008
Cost	$225,710	$200,879
Accumulated amortization	(152,359)	(136,040)
Net carrying value	$73,351	$64,839

7.	PUBLISHING DEVELOPMENT COSTS

Publishing development costs consist of the following:

	2009	2008
Cost	$1,301,220	$1,431,567
Less: Accumulated amortization	(1,277,202)	(1,320,050)
	$24,018	$111,517

In 2008, one of the Company’s projects was put on hold; the resulting impairment provision of $27,915 (2007 - $28,184) is included in the Statement of Operations in General and Administrative.

8.	SOFTWARE AND WEB DEVELOPMENT COSTS

In October 2007, the Company acquired Speak2Me, a media company that has developed software combining speech recognition and animation technology for the teaching and practice of spoken English.  Since then, the Company has been developing this technology and capitalizing it as software and web development costs.

	2009	2008
Cost	$6,153,543	$5,233,187
Less: Accumulated amortization	(1,395,736)	-
	$4,757,807	$5,233,187

The Company began commercial production and sale of product during 2009 and has started amortizing the cost of software and web development costs on a straight-line basis over the useful life of the assets which is estimated to be 3 years.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

9.	DISCONTINUED OPERATIONS

On December 23, 2008, A+, the Company’s 70.33% owned subsidiary, filed a Proposal.  The Company wrote-down the carrying value of its 70.33% investment in A+, resulting in a gain of $367,293 (2008 - loss of $1,571,369, 2007 - loss of $292,848) to earnings, included in the write-down was $NIL (2008 - $274,852, 2007 - $NIL) in future income tax assets related to its A+ subsidiary.

As at December 31, 2008, A+, the Company’s 70.33% owned subsidiary has a revolving line of credit outstanding in the amount of $80,986 bearing interest at prime plus 4% per annum.  The term of the revolving line of credit require that certain measurable covenants be met. As at December 31, 2008, the Company was in violation of certain covenants and the Company subsequently paid down and closed the line. The line of credit outstanding at December 31, 2008 is presented as part of current liabilities of discontinued operations.

All comparative figures have been adjusted to exclude results from discontinued operations.

The net assets of A+ were presented as assets and liabilities of the discontinued operations at their carrying value. The following table shows the major categories of assets and liabilities of the discontinued operations.

	2009	2008
Current assets of discontinued operations
Cash and short term investment	$-	$34,608
Current liabilities of discontinued operations
Accounts payable	$-	$653,615
Bank loan	-	80,986
	$-	$734,601

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

9.	DISCONTINUED OPERATIONS (Cont'd)

The statement of income (loss) for the discontinued operations is as follows:

	2009	2008	2007
Operating revenue	$-	$2,575,559	$3,124,731
Recovery (expenses)	367,293	(3,025,797)	(3,417,579)
Write-off of goodwill	-	(1,121,131)	-
Income (loss) from discontinued operations	$367,293	$(1,571,369)	$(292,848)

10.	CAPITAL STOCK, WARRANTS AND STOCK OPTIONS

(a)       Authorized
unlimited preference shares, no par value
unlimited common shares, no par value

The following details the changes in issued and outstanding common shares:

	Number	Amount
Balance, January 1, 2008	9,582,262	$10,174,453
Issued:
Private placement (i)	2,857,143	4,718,645
Options exercised	18,202	38,821
Less: Share issue costs	-	(726,404)
Balance, December 31, 2008	12,457,607	$14,205,515
Issued:
Options exercised	8,250	14,677
Balance, December 31, 2009	12,465,857	$14,220,192

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

10.	CAPITAL STOCK, WARRANTS AND STOCK OPTIONS (Cont'd)

(a)       Authorized (Cont'd)

(i)
On October 15, 2008, the shareholders approved a $5 million investment from Orascom Telecom Holding S.A.E. ("Orascom Telecom") by issuing 2,857,143 units. Each unit consists of one common share (“Common Share”) and three-quarters (0.75) of one warrant (“Warrant”).  Each whole Warrant is exercisable to acquire one further Common Share for a period of 24 months from September 15, 2008 (the "Closing Date"): (I) at a price of $4.00 for a period of 12-months from the Closing Date, (II) at a price of $6.00 per Common Share if exercised between 12-18 months from the Closing Date, and (III) at a price of $8.00 per Common Share if exercised between 18-24 months from the Closing Date. The Warrants are callable, 120 days after the Closing Date, at the option of Lingo Media, in the event the Common Shares of the Company trade at or over 50% above the strike price of the Warrant for 10 consecutive trading days.  The value attributable to the warrants in the amount of $281,355 has been allocated to warrants.  All securities issued pursuant to the Offering are subject to a four-month hold period from the Closing Date.

In connection with the financing, the Company agreed to pay cash finders' fees in the aggregate of $437,500 in respect of the gross proceeds and to issue an aggregate of 171,428 non-transferable compensation warrants.  Each compensation warrant entitles the holder to purchase one common share at an exercise price of $2.00 per share for a period of 12-months from the Closing Date.  The value attributable to the compensation warrants in the amount of $91,028 has been allocated to warrants.

(b)       Warrants

	Number	Amount	Weighted Avg. Price	Weighted Avg. Life
Balance, January 1, 2008	387,500	$161,254	$6.00	1.0
Issued:
Warrants issued with private placement (Note 10(a)(i))	2,142,858	281,355	6.00	0.7
Warrants issued in relation to private placement (Note 10(a)(i))	171,428	91,028	2.00	1.0
Less: Expired warrants issued with private placement	(387,500)	(161,254)	6.00	1.0
Balance, December 31, 2008	2,314,286	$372,383	$4.00	1.9
Less: Expired warrants issued with private placement (Note 10(a)(i))	(171,428)	(91,028)	2.00	1.0
Balance, December 31, 2009	2,142,858	$281,355	$6.00	0.7

All outstanding warrants are exercisable as of December 31, 2009.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

10.	CAPITAL STOCK, WARRANTS AND STOCK OPTIONS (Cont'd)

(c)       Contributed Surplus

Total
Balance, December 31, 2007	$452,411
Stock-based compensation	252,791
Options exercised	(18,688)
Warrants expired	161,254
Balance, December 31, 2008	$847,768
Stock-based compensation	359,004
Options exercised	(7,169)
Warrants expired	91,028
Balance, December 31, 2009	$1,290,631

(d)       Stock Option Plan

In July 2009, the Company ammended its stock option plan (the “2009 Plan“).  The 2009 Plan was established to provide an incentive to employees, officers, directors and consultants of the Company and its subsidiaries.  The maximum number of shares which may be reserved for issuance under the 2009 Plan is limited to 2,491,520 common shares less the number of shares reserved for issuance pursuant to options granted under the 1996 Plan, the 2000 Plan, and the 2005 Plan, provided that the Board of Directors of the Company has the right, from time to time, to increase such number subject to the approval of the relevant exchange on which the shares are listed and the approval of the shareholders of the Company.  The maximum number of common shares that may be reserved for issuance to any one person under the 2009 Plan is 5% of the common shares outstanding at the time of the grant (calculated on a non-diluted basis) less the number of shares reserved for issuance to such person under any option to purchase common shares of the Company granted as a compensation or incentive mechanism.  The exercise price of each option can not be less than the market price of the shares on the day immediately proceeding the day of the grant less any permitted discount.  The exercise period of the options granted can not exceed 5 years.  Options granted under the 2009 Plan vest over an 18 month period with no greater than 16.67% of any options granted to an optionee vesting in any 3 month period or such longer period as the Board may determine. The Board of Directors of the Company may, from time to time, amend or revise the terms of the 2009 Plan or may terminate it at any time.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

10.	CAPITAL STOCK, WARRANTS AND STOCK OPTIONS (Cont'd)

Changes for the stock option plans during the years ended December 31, 2009 and 2008 are as follows (post consolidation equivalents):

	2009		2008
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	633,120	$1.04	516,738	$0.98
Options granted	597,250	1.75	290,000	1.21
Options exercised	(8,250)	0.91	(18,202)	1.11
Options expired	(202,179)	1.62	(155,416)	1.13
Options forfeited	(105,835)	1.75	-	-
Options outstanding, end of year	914,106	$1.30	633,120	$1.04
Options exercisable, end of year	657,606	$1.12	502,287	$0.99

The following table summarizes information about stock options outstanding at December 31, 2009:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.70 - $1.00	333,999	2.40	$0.72	333,999	$0.72
$1.01 - $1.33	147,857	1.73	1.25	147,857	1.25
$1.34 - $2.00	432,250	4.15	1.75	175,750	1.75
Total	914,106	3.12	$1.30	657,606	$1.12

 (e)       Fair Value of Options

The weighted average grant-date fair value of options granted to employees, consultants and directors during 2009 has been estimated at $0.71 (2008 - $1.19) using the Black-Scholes option-pricing model. The estimated fair value of the options granted is expensed over the options vesting periods. The pricing model assumes the weighted average risk free interest rates of 1.65% (2008 – 3.54%) weighted average expected dividend yields of NIL (2008 – NIL), the weighted average expected common stock price volatility of 147.0% (2008 – 162.7%) and a weighted average expected life of 4 years (2008 – 5 years).

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

11.	INCOME TAXES

The provision for income taxes reflects an effective income tax rate, which differs from the Canadian corporate income tax rate as follows:

	2009	2008	2007
Combined basic Canadian federal and provincial income tax rate	31 .00%	33.50%	36.12%
Effective income tax recovery on loss from continuing operations before income taxes	$(917,200)	$(725,763)	$(182,378)
Increase (decrease) resulting from change in the valuation allowance	118,265	14,309	(555,893)
Effect of reduced income taxes in foreign jurisdiction and subsidiary with lower tax rate	-	76,000	220,387
Withholding tax on sales to China	179,751	145,018	127,267
Non-deductible items	128,165	298,161	56,490
Expiration of non-capital losses	93,120	-	-
Change in enacted rates	367,791	57,438	121,222
Change in prior year estimates	209,859	464,105	364,277
Share issue cost and other	-	(184,250)	(24,105)
	$179,751	$145,018	$127,267

The tax effect of temporary differences representing future tax assets is as follows:

	2009	2008
Future tax assets:
Operating loss carry forwards	$2,193,075	$2,223,329
Share issue costs	101,681	186,235
	2,294,756	2,409,564
Valuation allowance	(1,672,220)	(2,006,309)
Future tax assets recognized	622,536	403,255
Software and web development costs	(1,195,456)	(932,362)
Property and equipment	7,923	(35,890)
Net future tax assets (liabilities)	$(564,997)	$(564,997)

Future tax assets and liabilities will be impacted by changes in future tax laws and rates.  The effects of these changes are not currently determinable. In assessing whether the future tax assets are realizable, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized.  The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible. Management considers projected future taxable income, uncertainties related to the industry in which the Company operates and tax planning strategies in making this assessment. The Company has not recognized any benefit for these losses.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

11.	INCOME TAXES (Cont'd)

At December 31, 2009, the Company has non-capital losses available for carry forward for Canadian income tax purposes amounting to $8,772,298. These losses expire in the following fiscal years:

2010	$897,681
2014	707,084
2015	767,114
2026	1,189,664
2027	1,067,640
2028	2,170,269
2029	1,972,846
$8,772,298

12.	GOVERNMENT GRANTS

Included as a reduction of general and administrative expenses are government grants of $95,759 (2008 – $110,430, 2007 - $164,545), relating to the Company's publishing projects in China and Canada. At the end of the year $NIL (2008 - $27,042) is in accounts receivable.

During 2008, the Company was audited by a government agency and was assessed with a repayment amount of $115,075.  The Company believes their claim is unjust and is vigorously disputing the assessment.  As at December 31, 2009, a provision of $45,000 has been recorded in general and administrative expense.

Certain government grants are repayable in the event that the Company's annual net income for each of the previous two years exceeds 15% of revenue. During the year, the conditions for the repayment of grants did not arise and no liability was recorded.

13.	FOREIGN EXCHANGE GAIN OR LOSS

Included in selling, general and administrative is a foreign exchange loss of approximately $158,546 (2008 – $160,223, 2007 – $103,505) relating to the changes in currency translation rates in respect of Company's activities denominated in foreign currencies.

14.	RELATED PARTY BALANCES AND TRANSACTIONS

During the year, the Company had the following transactions with related parties, made in the normal course of operations, and accounted for at an amount of consideration established and agreed to by the Company and related parties.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

14.	RELATED PARTY BALANCES AND TRANSACTIONS (Cont'd)

(a)
In 2008, the Company had loans payable due to a corporation controlled by one of its directors bearing interest at 12% per annum.  The Company received $60,000 (2007 - $387,000) and repaid $277,000 (2007 - $310,000) of these loans in 2008.  Interest expense related to these loans for 2008 is $18,490 (2007 - $62,137).  At December 31, 2008, $9,344 (2007 - $217,000) was due to those corporations.

(b)
During the year, the Company charged $98,734 (2008 - $41,913, 2007 - $68,900) to a corporation with one director in common for rent, administration, office charges and telecommunications.   At December 31, 2009, $8,636 overpayment is recorded as part of accrued liabilities (2008 - $5,888 was in accounts receivable).

(c)
During the year, the Company paid $52,371 (2008 - $218,075, 2007 - $NIL) in legal fees to a law firm in which a director of the Company is a partner.  These fees are included in general and administrative expense and share issuance cost within share capital.  At December 31, 2009, $45,422 is recorded as part of accrued liabilities (2008 - $NIL)

(d)
During the year, the Company paid $180,000 (2008 - $180,000, 2007 - $120,000) for consulting fees to a corporation owned by a director and officer of the Company. At December 31, 2009, $23,913 is recorded as part of accrued liabilities (2008 - $NIL).

15.	CAPITAL RISK MANAGEMENT

The Company’s objective when managing capital is to maintain its ability to continue as a going concern in order to provide returns for shareholders. The Company’s capital structure comprised of issued capital stock, warrants, contributed surplus and deficit. The Company’s objective in management of its capital structure is to ensure access to sufficient cash flow to carry out its ongoing operations. If and when necessary, the Company may attempt to raise additional funds through the issuance of capital stock and warrants or by securing debt financing. The Company is not subject to externally imposed capital requirements.

16.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company as part of its operations carries a number of financial instruments.  It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments except as otherwise disclosed.

(a)	Currency risk:

The Company is subject to currency risk through its activities outside of Canada.  Unfavourable changes in the exchange rate may affect the operating results of the Company.  The Company is also exposed to currency risk as a substantial amount of its revenue is denominated in United States dollars ("USD") and Chinese Renminbi ("RMB").

A 10% strengthening of the US dollars against Canadian dollars would have increased the net equity by $109,599 (2008 - $92,981) due to reduction in the value of net liability balance.  A 10% of weakening of the US dollar against Canadian dollar at December 31, 2009 would have had the equal but opposite effect.

There were no derivative instruments outstanding at December 31, 2009 and 2008.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

16.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont'd)

(b)	Financial Instruments:

The significant financial instruments of the Company, their carrying values and the exposure to USD denominated monetary assets and liabilities, as of December 31, 2009 are as follows:

	US Denominated		China Denominated		Taiwan Denominated
	CAD	USD	CAD	RMB	CAD	NTW
Cash	75,887	72,204	10,160	66,279	8,208	250,856
Accounts receivable	-	-	569,571	4,088,957	-	-
Accounts payable	56,715	53,963	-	-	-	-

USD, RMB and New Taiwan dollars are converted on the prevailing year-end exchange rates.

(c)	Fair market values:

The carrying values of cash and cash equivalent, accounts and grants receivable, accounts payable, and accrued liabilities approximate their fair values due to the relatively short periods to maturity.

(d)	Concentration of risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  Cash and cash equivalent consist of deposits with major financial institutions.  With respect to accounts receivable, the Company performs periodic credit evaluations of the financial condition of its customers and typically does not require collateral from them.  Management assesses the need for allowances for potential credit losses by considering the credit risk of specific customers, historical trends and other information.  Accounts and grants receivable are in good standing at December 31, 2009.

(e)	Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due.

The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. Senior management is actively involved in the review and approval of planned expenditures.

17.	ECONOMIC DEPENDENCE

The Company has sales to a major customer in 2009, 2008 and 2007, a government agency of the People’s Republic of China.  The total percentage of sales to this customer net of discontinued operations during the year was 75% (2008 – 100%, 2007 – 100%), and the total percentage of accounts receivable at December 31, 2009 was 93% (2008 - 95%, 2007 – 95%).

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

18.	SEGMENTED INFORMATION

The Company operates two distinct reportable business segments as follows.

Online English Language Learning: The Company offers an online service using robust speech recognition technology through its subsidiary Speak2Me Inc.

English Language Learning Publishing: The Company develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school markets in China through its subsidiary Lingo Learning Inc.

	Online English Language Learning	English Language Learning	Total
Revenue	370,702	1,095,994	1,466,696
Cost of sales	70,429	74,565	144,994
Margin	300,273	1,021,429	1,321,702
Acquisition of property and equipment	11,117	11,841	22,958
Segment assets	5,010,667	692,485	5,703,152
Segment income (loss)	(3,089,789)	130,644	(2,959,145)

The Company's revenue by geographic region based on the region in which the customers are located is as follows:

	2009	2008	2007
Canada	$-	$1,220	$1,920
China	1,466,696	967,908	877,706
	$1,466,696	$969,128	$879,626

The majority of the Company’s identifiable assets are located as follows:

	2009	2008
China	$18,368	$227,827
Canada	5,684,784	8,298,965
	$5,703,152	$8,526,792

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

19.	COMMITMENTS AND CONTINGENCY

The Company has future minimum lease payments under operating leases for premises and equipment as well as obligations under a consulting agreement as follows:

2010	$199,034
2011	$39,736
2012	$7,572

The rent expense associated with operating lease for premise and equipment is recognized on a straight-line basis.

The Company has a contingency at December 31, 2009 relating to an assessment from a government agency (see Note 12).

20.	RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements are prepared in accordance with Canadian GAAP. Except as set out below, these financial statements also comply, in all material aspects, with accounting principles generally accepted in the United States (“United States", "U.S." or "US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission.

The following tables reconcile results as reported under Canadian GAAP with those that would have been reported under United States GAAP.

Balance Sheet:

	2009			2008
	Balance Canadian GAAP	Adjustment	Balance US GAAP	Balance Canadian GAAP	Adjustment	Balance US GAAP
Current assets	847,976	-	847,976	3,117,249	-	3,117,249
Property and equipment, net	73,351	-	73,351	64,839	-	64,839
Publishing development costs, net	24,018	(24,018)	-	111,517	(111,517)	-
Software & web development costs, net	4,757,807	(4,757,807)	-	5,233,187	(5,233,187)	-
	5,703,152	(4,781,825)	921,327	8,526,792	(5,344,704)	3,182,088
Current liabilities	723,113	-	723,113	1,321,413	-	1,321,413
Future income taxes	564,997	-	564,997	564,997	-	564,997
	1,288,110	-	1,288,110	1,886,410	-	1,886,410
Common shares	14,220,192	-	14,220,192	14,205,515	-	14,205,515
Warrants	281,355	-	281,355	372,383	-	372,383
Contributed surplus	1,290,631	243,250	1,533,881	847,768	243,250	1,091,018
Deficit	(11,377,136)	(5,025,075)	(16,402,211)	(8,785,284)	(5,587,954)	(14,373,238)
	5,703,152	(4,781,825)	921,327	8,526,792	(5,344,704)	3,182,088

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

20.	RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Cont'd)

Statements of Operations:

	2009	2008	2007
Loss from continuing operations - Canadian GAAP	$(2,959,145)	$(2,311,474)	$(632,192)
Impact of US GAAP and adjustments:
Amortization of publishing development costs (a)	89,375	128,478	99,805
Amortization of software and web development (c)	1,395,736	-	-
Publishing development cost write-off (a)	-	(218,795)	-
Deferred cost write-off (b)	-	157,419	-
Software and web development cost write-off (c)	(922,232)	(880,846)	(452,709)
Loss from continuing operations - United States GAAP	(2,396,266)	(3,125,218)	(985,096)
Restatement(a,c)	-	-	(3,899,632)
Restated loss from continuing operations - United States GAAP	(2,396,266)	(3,125,218)	(4,884,728)
Net income (loss) from discontinued operations - United States GAAP	367,293	(1,571,369)	(292,848)
Net loss and comprehensive loss - United States GAAP	$(2,028,973)	$(4,696,587)	$(5,177,576)
Basic and diluted loss per share from continuing operations - United States GAAP	$(0.19)	$(0.30)	$(0.86)
Basic and diluted loss per share - United States GAAP	$(0.16)	$(0.45)	$(0.92)

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

20.	RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Cont'd)

Statement of Cash Flows:

	2009	2008	2007
Cash used in operating activities - Canadian GAAP	$(808,104)	$(1,240,199)	$(1,077,366)
Impact of United States GAAP and adjustments:
Write-off of software & web development cost	(922,232)	(880,846)	(452,709)
	$(1,730,336)	$(2,121,045)	$(1,530,075)

Cash (used in) provided by investing activities - Canadian GAAP	$(945,190)	$(908,200)	$1,096,313
Impact of United States GAAP and adjustments:
Write-off of software & web development cost	922,232	880,846	452,709
Cash (used in) provided by investing activities - United States GAAP	$(22,958)	$(27,354)	$1,549,022

Cash (used in) provided by discontinued operations:
Operating activies	$(251,714)	$159,671	$1,104,870
Investing activities	-	-	(1,412,164)
Financing activities	(80,986)	(149,014)	230,000
	$(332,700)	$10,657	$(77,294)

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

20.	RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Cont'd)

	Number of Shares	Amount	Number of Warrants	Amount	Contrib- uted Surplus	Deficit	Total
Balance, January 1, 2007	4,654,025	$5,028,656	-	$-	$568,543	$(4,499,075)	$1,098,124
Private placement for cash, net	387,500	549,996	387,500	161,254	-	-	711,250
Common share issued for the
acquisition of Speak2Me Inc.	4,500,366	4,536,351	-	-	-	-	4,536,351
Options exercised	40,371	59,450	-	-	(29,277)	-	30,173
Stock-based compensation	-	-	-	-	156,395	-	156,395
Net loss for the year	-	-	-	-	-	(5,177,576)	(5,177,576)
Balance, December 31, 2007	9,582,262	10,174,453	387,500	161,254	695,661	(9,676,651)	1,354,717
Private placement for cash, net	2,857,143	3,992,241	2,314,286	372,383	-	-	4,364,624
Options exercised	18,202	38,821	-	-	(18,688)	-	20,133
Expired warrants	-	-	(387,500)	(161,254)	161,254	-	-
Stock-based compensation	-	-	-	-	252,791	-	252,791
Net loss for the year	-	-	-	-	-	(4,696,587)	(4,696,587)
Balance, December 31, 2008	12,457,607	14,205,515	2,314,286	372,383	1,091,018	(14,373,238)	1,295,678
Options exercised	8,250	14,677	-	-	(7,169)	-	7,508
Expired warrants	-	-	(171,428)	(91,028)	91,028	-	-
Stock-based compensation	-	-	-	-	359,004	-	359,004
Net loss for the year	-	-	-	-	-	(2,028,973)	(2,028,973)
Balance, December 31, 2009	12,465,857	$14,220,192	2,142,858	$281,355	$1,533,881	$(16,402,211)	$(366,783)

(a)	Publishing development costs:

Under Canadian GAAP, the Company capitalized costs related to English Language Learning products and programs and amortizes these costs on a straight-line basis over periods of up to five years. Under United States GAAP, these costs are expensed as incurred per Financial Accounting Standards Board ("FASB") Statement No. 2, Research and Development Costs.  The Company failed to expense the publishing development costs for US GAAP purposes in its 2007 financial statement reconciliation of Canadian to US GAAP disclosure and has now restated the reconciliation to reflect the expense.

(b)
The portion of investment and advances relating to a joint venture recorded under Canadian GAAP as deferred costs and written down during 2008 is added back for United States GAAP as it is already expensed in prior years as incurred.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

20.	RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Cont'd)

(c)
Under Canadian GAAP, the Company capitalized the cost of the Speak2Me acquisition and will begin amortization upon the selling of the products on a straight-ling basis over three years. Under FASB Section No. 141 of the United States GAAP, acquisition costs of the Speak2Me technology are considered acquired in-process research and development. Since as of the acquisition date, the technology acquired requires a substantial amount of development work in order to begin selling as a product hence this cost is expensed in 2007.  The Company failed to expense the acquisition costs for US GAAP purposes in its 2007 financial statement reconciliation of Canadian to US GAAP disclosure and has now restated the reconciliation to reflect the expense. Furthermore, the Company continues to expense any development costs incurred during 2007, 2008 and 2009 for United States GAAP purposes.

(d)
Starting January 1, 2002 under United States and Canadian GAAP, the Company records compensation expense based on the fair value for stock or stock options granted in exchange for services from consultants. Before January 1, 2002, for the options issued and completely vested the Company did not recognize a compensation expense under Canadian GAAP but recorded a compensation expense under US GAAP for the options issued to consultants. In respect to options issued before January 1, 2002 but vesting in year 2002, the Company records expense under US GAAP but recognized no expenses under Canadian GAAP.

(e)
FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides accounting guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of tax positions under FIN 48 is a two-step process, whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company would recognize the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with the related tax authority. The Company has not adopted FIN 48 for Canadian GAAP purposes. Based on the Company’s assessment, the adoption of FIN 48 would not have a significant impact on the Company’s financial statements for purposes of reconciling Canadian GAAP to United States GAAP.

(f)	Recently Adopted Accounting Pronouncements

(i)
In June 2009, the FASB launched the FASB Accounting Standards Codification, or the Codification, as the single source of authoritative U.S. GAAP recognized by the FASB. The Codification reorganizes various U.S. GAAP pronouncements into accounting topics and displays them using a consistent structure. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The Codification is effective for interim and annual periods ending after September 15, 2009. The adoption of this standard had no impact on the Company's financial statements.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

20.	RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Cont'd)

(f)	Recently Adopted Accounting Pronouncements (Cont'd)

(ii)
ASU2010-06 Fair Value Measurements and Disclosures, the new disclosure requirements regarding inputs and valuation techniques for Level 2 fair value measurements are effective for interim and annual reporting periods beginning after December 15, 2009, and are consistent with IFRS 7 Financial Instruments: Disclosures. The Company uses Level 1 inputs (Quoted prices in active market) for determination of fair value of available-for-sale securities. The Company uses Level 2 inputs (significant observable inputs) to estimate the fair value of incentive stock options when determining compensation expense to be recognized. It is not anticipated that there will be a change in the nature of inputs or in the valuation techniques applied so there will be no material impact on the Company's financial statements. The Company is assessing the required disclosure to prepare for implementation for the first interim period of the fiscal year ending December 31, 2010.

(iii)
In April 2008, the FASB issued FAS 142-3, Determination of the Useful Life of Intangible Assets which amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. The new standard is effective for fiscal years and interim periods beginning after December 15, 2008. The Company adopted the new standard starting on January 1, 2009 and the adoption had no impact on our consolidated financial statements.

(iv)
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. This statement affects only entities that have an outstanding noncontolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement provides guidance on the accounting and reporting for noncontrolling interest in a subsidiary to improve the relevance, comparability, and transparency of the financial information provided by consolidated financial statements. The adoption of this standard had no material impact on the Consolidated Financial Statements.

(g)	Recent Accounting Pronouncements

(i)
In October 2009, the FASB issued a new accounting standard for revenue recognition for arrangements with multiple deliverables. The new standard impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, the new standard modifies the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. The new standard is effective for fiscal years beginning on or after June 15, 2010; however, early adoption of this standard is permitted. We have determined that there will be no impact on our consolidated financial statements for existing customer arrangements upon adoption of the new accounting standard.

Lingo Media Corporation
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)
December 31, 2009 and 2008

20.	RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Cont'd)

(ii)
In October 2009, the FASB issued a new accounting standard for the accounting for certain revenue arrangements that include software elements. The new standard amends the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. The new standard is effective for fiscal years beginning on or after June 15, 2010; however, early adoption of this standard is permitted. We have determined that there will be no impact on our consolidated financial statements for existing customer arrangements upon adoption of the new accounting standard.

21.	SUPPLEMENTAL CASH FLOW INFORMATION

	2009	2008	2007
Income taxes and other taxes paid	$179,751	$145,018	$127,267
Interest paid	$-	$95,544	$27,077

Non-cash transactions:

(a)
In 2008, warrants were issued in connection with a private placement (see Note 10 (a)(i)) are valued at  $281,357.  This amount has been recorded as an increase in warrants amount charged against share capital.

(b)
In 2008, compensation warrants were issued in connection with a private placement (see Note 10(a)(i)) are valued at  $91,025. This amount has been recorded as an increase in warrants amount with a corresponding increase in share issue costs which is charged against share capital

(c)	Included in the capital stock is $7,169 (2008 - $18,688) representing the fair value of stock options exercised (see Note 10(c)).

(d)	In 2007, 4,500,366 common shares were issued as consideration for the acquisition of Speak2Me Inc. in the amount of $4,536,351. As at December 31, 2007, this amount is included in capital stock.

22.	COMPARATIVE FIGURES

Certain comparative figures have been adjusted to exclude results from discontinued operations and have been reclassified to conform to the financial statement presentation adopted in the current year.

23.	SUBSEQUENT EVENTS

Subsequent to the year end, the Company borrowed $300,000 bearing interest at 9% per annum payable monthly.  The loan is unsecured and is due on July 2, 2011.